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                                                                   EXHIBIT 23.03



                    CONSENT OF KPMG LLP, INDEPENDENT AUDITORS

The Board of Directors
Intuit Inc.:

We consent to the incorporation by reference in the Registration Statement on Form S-8 for registration of 23,195 common shares of Intuit Inc. under the Options Granted Under the EmployeeMatters, Inc. 1999 Stock Option Plan and Assumed by Intuit Inc. of our report dated January 28, 1999, relating to the statements of income, stockholders' equity, and cash flows of Rock Financial Corporation for the year ended December 31, 1998, which includes an explanatory paragraph relating to the change in method of accounting for software developed for internal use, which report appears in the July 31, 2000, Annual Report on Form 10-K of Intuit Inc., and to the reference to our firm under the heading "Named Experts" in the Registration Statement.

/s/ KPMG LLP

Detroit, Michigan
January 4, 2001